Argyle Security Acquisition Corporation
200 Concord Plaza, Suite 700
San Antonio, Texas 78216

February 12, 2007

U.S. Securities and Exchange Commission
100 F. Street N.E.
Washington D.C. 20549

Re: Merger agreement with ISI Detention Contracting Group, Inc.

To whom it may concern:

Argyle Security Acquisition Corporation hereby agrees to provide the SEC with copies of any schedule to the merger agreement dated December 8, 2006, by and among Argyle Security Acquisition Corporation, a Delaware corporation, ISI Security Group, Inc., a Delaware corporation, and ISI Detention Contracting Group, Inc.

Very truly yours,

/s/ Bob Marbut
Bob Marbut
Co-Chief Executive Officer